Exhibit 21

P. H. Glatfelter Company

Subsidiary Listing

December 31, 2011

Entity Name	Place of Incorporation
PHG Tea Leaves, Inc.	Delaware
The Glatfelter Pulp Wood Company	Maryland
Glatfelter Holdings, LLC	Delaware
GPW Virginia Timberlands LLC	Delaware
GW Partners, LLC (50% partnership interest)	Wisconsin
Mollanvick, Inc.	Delaware
Glatfelter Composite Fibers NA, Inc.	Delaware
Glatfelter Canada, Inc	Canada
Glatfelter Gatinueau, Ltee	Canada
Glatfelter Gernsbach GmbH & Co.KG	Germany
Glatfelter Auslandsbeteiligungen mbH	Germany
PHG Verwaltungsgesellschaft mbH	Germany
Glatfelter Verwaltungsgesellschaft GmbH	Germany
TL Verwaltungsgesellschaft mbH	Germany
Glatfelter Scaer SAS	France
Glatfelter Lydney, Ltd.	England & Wales
Glatfelter Caerphilly Ltd.	England & Wales
Balo-I Industrial, Inc.	Philippines
Newtech Pulp Inc.	Philippines
Glatfelter Russia, LLC	Russia
Glatfelter Falkenhagen Holdings GmbH	Germany
Glatfelter Falkenhagen GmbH	Germany
Glatfelter Falkenhagen Engineering GmbH	Germany
Glatfelter Switzerland Sarl	Switzerland